Grupo
Santander

IGNACIO BENJUMEA CABEZA DE VACA, SECRETARIO GENERAL Y SECRETARIO DEL CONSEJO DE ADMINISTRACIÓN Y DE LA COMISIÓN EJECUTIVA DE "BANCO SANTANDER CENTRAL HISPANO, S.A.",

CERTIFICO: Que según resulta del acta correspondiente, en la sesión celebrada por la Comisión Ejecutiva de la Entidad en Santander, Paseo de Pereda, 9 al 12, el día 16 de junio de 2006, que fue convocada mediante calendario de sesiones previamente comunicado y aceptado unánimemente por todos los miembros de la Comisión, sin orden del día previo por no ser propio del funcionamiento de la misma, a la que asistieron la totalidad de sus diez miembros, además del Secretario, y cuya acta se aprobó por unanimidad al final de la misma sesión, se adoptó, entre otros, y también por unanimidad, el acuerdo que literalmente dice así:

""Otorgar un poder especial a favor de Mr. James Howard Bathon (casado, nacido en el Estado de Maryland el 23 de julio de 1960, de nacionalidad estadounidense, con domicilio en 574 Washington Avenue, Pleasantville, New York 10570, EE.UU. y documento de seguridad social vigente 219-76-7238), por el que se le faculte para, de forma solidaria e indistinta, formalizar ante las autoridades competentes de rango federal de los Estados Unidos de América y de rango estatal del Estado de Nueva York, incluidos el Banco de la Reserva Federal y las autoridades fiscales, cuantos actos y declaraciones venga obligado a realizar Banco Santander Central Hispano, S.A. en relación con y/o con motivo de su adquisición de una participación en el capital social del banco estadounidense Sovereign Bancorp., estando facultado a tal efecto Mr. James Howard Bathon para cumplimentar, emitir, firmar y presentar todo tipo de documentos públicos y privados y formularios en los términos y condiciones que estime convenientes y para hacer cuantas aclaraciones a los mismos resulten precisas hasta su debida presentación y registro.""

CERTIFICO asimismo que los diez miembros de la Comisión Ejecutiva de la Entidad que asistieron a la sesión celebrada por la misma el 16 de junio de 2006 fueron: Don Emilio Botín-Sanz de Sautuola y García de los Ríos, Don Fernando de Asúa Álvarez, Don Alfredo Sáenz Abad, Don Matías Rodríguez Inciarte, Don Antonio Basagoiti García-Tuñón, Doña Ana Patricia Botín-Sanz de Sautuola y O'Shea, Don Guillermo de la Dehesa Romero, Don Rodrigo Echenique Gordillo, Don Antonio Escámez Torres y Don Francisco Luzón López.

Y, para que conste, expido la presente certificación, visada por Don Matías Rodríguez Inciarte, Vicepresidente 3.º, en Boadilla del Monte (Madrid), a diecinueve de junio de dos mil seis.

V.º B.º
El Vicepresidente 3.º